EXHIBIT 23.3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
IntegraMed America, Inc.,

We hereby consent to the incorporation by reference in this registration statement of IntegraMed America, Inc. on Form S-8 (for registering shares reserved for issuance under the 2000 Equity Compensation Plan) of our report dated March 19, 2007, with respect to the consolidated balance sheet of IntegraMed America, Inc, as of December 31, 2006 and the related consolidated statement of operations, shareholders' equity and cash flows for the year then ended, which report appears in the December 31, 2006 annual report on Form 10-K of IntegraMed America, Inc.


/s/Amper Politzner & Mattia, P.C.
--------------------------------
Edison, New Jersey
April 9, 2007